Exhibit 10.18

FORM OF SEVERANCE AGREEMENT

FOR EXECUTIVE OFFICERS

THIS AGREEMENT, dated May 28, 2009, is made by and between NetScout Systems, Inc. (the “Company”), and [                            ] (the “Executive”) residing at [Address].

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company recognizes that the provision for reasonable severance arrangements with its executives is a relevant component to the establishment of a sound and vital management;

WHEREAS, the Company, as a publicly held corporation, also recognizes that the possibility of a Change in Control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Executive in the performance of the Executive’s duties, to the detriment of the Company and its stockholders; and

WHEREAS, it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including the Executive, to their assigned duties without distraction and to ensure the continued availability to the Company of the Executive in the event of a Change in Control;

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 12.

2. Term of Agreement. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue in effect until the third anniversary of the date hereof; provided, however, that commencing on such third anniversary and on each anniversary thereafter, the Term shall automatically be extended for one additional year unless, not later than August 1 of the preceding year, the Company or the Executive shall have given notice not to extend the Term. Notwithstanding the foregoing, the Term shall expire and this Agreement shall be automatically terminate on the earlier of (a) the first anniversary of a Change in Control and (b) the termination of the Executive’s employment with the Company. In the event that any payment is due under this Agreement, such obligation shall survive the expiration of the Term.

3. Severance. In the event that within one year following a Change in Control, (i) the Company (for purposes of this section, such term to include its successor) terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates his employment for Good Reason; (ii) the Executive complies fully with all of the Executive’s obligations under all agreements between the Company and the Executive; and (iii) within 45 days from the date of termination the Executive (or in the event of death or Disability, his heirs or representatives) executes and delivers to the Company and does not revoke a general release (in a form reasonably acceptable to the Company and the Executive) releasing and waiving any and all claims that the Executive has or may have against the Company and its directors, officers, employees, agents, successors and assigns with respect to the Executive’s employment (other than any obligation of the Company set forth herein which specifically survives the termination of the Executive’s employment), then:

(a) The Company will pay the Executive his then current base salary, less applicable withholding for taxes and other deductions, for a period of six (6) months following the date that the release contemplated in Section 3 above is delivered and becomes irrevocable (the “Release Effectiveness Date”), with such severance to be paid thereafter in equal installments in accordance with the Company’s usual payroll schedule commencing on the first payroll after the Release Effectiveness Date.

(b) Additionally, the Company will pay the Executive an amount equal to the greater of (1) 50% of the maximum bonus target for the fiscal year in which the termination occurs and (2) a pro rata portion of the Executive’s maximum bonus target (based on the number of months elapsed in the fiscal year in which the termination occurs) for the fiscal year in which the termination occurs, in either case less applicable withholding for taxes and other deductions; provided that only for purposes of determining the payment under this clause in no event will the maximum bonus used for the calculation be lower than the bonus target for the fiscal year in which the earlier of the Executive’s termination of employment or the Change in Control occurred. The amount payable under this clause shall be paid in equal installments over the severance period provided in clause (a) immediately above in accordance with the Company’s usual payroll schedule.

(c) In the event that the Executive dies during the period in which any required payments are being made to the Executive pursuant to clauses (a) or (b) above, any remaining amounts which have not yet been paid to the Executive pursuant to such clauses shall be paid in one lump sum payment to the Executive’s estate within 30 days of the death of the Executive notwithstanding any alternative payment dates provided in such clauses (but subject to Section 8 below).

4. 280G. If any payment or benefit the Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be adjusted so that it would equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the total Payment, whichever amount of (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; if applicable, cancellation of accelerated vesting of stock options, restricted stock units or other equity incentive awards; and if applicable, reduction of employee benefits. In the event that acceleration of vesting of stock options, restricted stock units or other equity incentive awards compensation (each an “Equity Award”) is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Equity Awards (i.e., earliest granted Equity Award cancelled last).

5. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties. Neither this Agreement nor any rights or benefits hereunder may be assigned by the Executive, except that, upon the Executive’s death, the Executive’s earned and unpaid economic benefits will be paid to the Executive’s heirs or beneficiaries.

6. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Company, to its principal office to the attention of the Chief Executive Officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7. Governing Law; Arbitration. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

8. Application of 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, the “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).

If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

9. Non-Payment and Clawback. In the event that at any point after the Executive’s employment has terminated in connection with a Change in Control, the Company reasonably determines upon the completion of an investigation that results in specific evidence of the occurrence of any such action (which evidence shall be disclosed to the Executive upon request to the extent the Company is legally permitted to disclose such evidence) that the Executive (1) committed a fraudulent, dishonest or criminal act while employed with the Company which resulted in, or is reasonably likely to result in, harm to the Company or (2) materially breached or continues to materially breach any of the Executive’s obligations under any written agreements executed between the Company and the Executive (provided that with respect to this clause (2), the Company has provided the Executive at least fifteen (15) days prior notice of its intent to cease payment and/or seek repayment of prior payments pursuant to this Section 9 and such breach, if capable of remedy or cure, has not been remedied or cured by the Executive within such fifteen (15) day period), then (and in addition to any other legal remedies available) the Company shall be entitled to cease making any remaining payments otherwise due under this Agreement and the Executive shall, within 15 days of receiving notice from the Company, repay the Company all amounts previously received under this Agreement.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes and is in lieu of any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (including any severance agreement by and between the Company and the Executive) which have been made by either party; provided that nothing herein shall supersede or replace the acceleration of vesting provided by the Company’s 1999 Stock Option and Incentive Plan. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. Definitions.

“Board” shall mean the Board of Directors of the Company.

“Cause” for termination by the Company of the Executive’s employment shall mean (a) the willful and continued failure by the Executive to perform substantially the duties and responsibilities of the Executive’s position with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed such duties or responsibilities and which, if capable of remedy or cure, provides the Executive a period of fifteen (15) days to remedy or cure such conduct; (b) the conviction of the Executive by a court of competent jurisdiction of a felony; or (c) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved the Executive’s engagement in such activities.

“Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall have occurred: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of the resulting entity; (c) any sale of all or substantially all of the assets of the Company; or (d) any other acquisition by a third party of all or substantially all of the business or assets of the Company, as determined by the Board, in its sole discretion.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of persons which includes the Executive, acquiring, directly or indirectly, 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities.

“Disability” shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive’s immediate family), and approved by the Company, such approval not to be unreasonably withheld or delayed. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement, absent fraud.

“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control of any one of the following acts by the Company, or failures by the Company to act: (a) an adverse change in the Executive’s status or position(s) as an officer of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Executive’s status or position as a result of a diminution of the Executive’s duties or responsibilities (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly owned) or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position(s); (b) a material reduction in the Executive’s base salary or maximum bonus target; or (c) the Company requiring the Executive to be based at an office that is greater than 50 miles from where the Executive’s office is located immediately prior to the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company prior to the Change in Control; provided that this clause (c) shall not apply to the extent that any new office location is located less than 50 miles from the Executive’s residence. Additionally, before Executive may resign for Good Reason, (i) Executive must give the Company at least fifteen (15) days notice of his intention of doing so, which notice shall describe the event, condition or conduct giving rise to Good Reason, and (ii) the Company must fail to remedy or cure the alleged Good Reason within the fifteen (15) day period after receipt of such notice if capable of being cured.

IN WITNESS WHEREOF, the Company and the Executive have signed this Agreement as of the date first above written.

NETSCOUT SYSTEMS, INC.

By:
Name:
Title:

EXECUTIVE:

[Signature]

[Print Name]